Exhibit 99.1
ANTHERA PHARMACEUTICAL REPORTS 2010 SECOND QUARTER RESULTS
HAYWARD, CA — August 4, 2010 — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today announced financial results and business highlights for the second quarter ended June 30, 2010.
Financial Results
Total operating expenses for the second quarter ended June 30, 2010, were $7.9 million, as compared to $3.3 million for the same period in 2009. For six months ended June 30, 2010, total operating expenses were $14.4 million, as compared to $7.0 million for the same period in 2009. The increase in operating expenses during the quarter ended June 30, 2010 was primarily the result of initiating the Company’s Phase 3 clinical study of A-002 — VISTA-16 (Vascular Inflammation Suppression to Treat Acute Coronary Syndrome — 16 Weeks) and enrolling patients earlier than originally anticipated, in addition to start-up activities for Anthera’s A-623 Phase 2b study, known as PEARL-SC (A Randomized, Double-Blind Phase 2b Study to Evaluate the Efficacy, Safety, and Tolerability of A-623 AdministRation in Subjects with Systemic Lupus Erythematosus). The quarterly and year-to-date results also reflect the expected increase in professional services and other costs associated with operating as a public company.
Anthera ended the second quarter of 2010 with approximately $51.0 million in cash and cash equivalents and short-term investments.
Recent Business Highlights
Regulatory
•	A-623: Anthera successfully re-activated the Investigational New Drug Application (IND) for A-623.

•	The protocol allows for a minimum of six months of treatment with subcutaneous A-623 or placebo in up to 600 patients.

•	Site selection and initiation continue for the PEARL-SC study which is examining the therapeutic benefit of A-623 in patients with systemic lupus erythematosus (lupus). The primary endpoint of the PEARL-SC study will be an SLE responder index. Details regarding the study can be found at http://www.clinicaltrials.gov/ct2/show/NCT01162681.
Clinical
•	Enrollment in VISTA-16 was initiated in the second quarter. Site activations and patient enrollment are ahead of plan as of the end of the second quarter.

Regulatory approvals and site initiations are ongoing in additional geographies. Stephen Nicholls, MD, John Kastelein, MD, and Greg Schwartz, MD, along with the Cleveland Clinic Coordinating Center for Clinical Research (C5), are providing executive oversight of the study.

•	Subsequent to the second quarter, the PEARL-SC Phase 2b study was initiated in the United States and additional geographies are expected to be added throughout the second half of the year. The study remains on track for a biomarker analysis in the first half of 2011.

•	Anthera expanded its Lupus Scientific Advisory Board in June 2010. The Board now consists of Richard Furie, MD, Kenneth Kalunian, MD, Michelle Petri, MD, Lee S. Simon, MD, FACP, FACR, and David Wofsy, MD.
Manufacturing
•	The Company completed the transfer of A-623 material from Amgen for conversion into clinical study product. The first batch of high concentration subcutaneous A-623 clinical product has been manufactured, tested and released for clinical use.

•	Provisioning for a second manufacturing campaign of A-623 clinical material was completed and is scheduled for August.
Management
•	Anthera announced the promotion of Colin Hislop, MD, to the role of the Anthera’s Chief Medical Officer. James E. Pennington, MD, will continue to serve as Anthera’s Senior Clinical Fellow. Dr. Hislop has served as Anthera’s Senior Vice President of Cardiovascular Products since 2005.
In conjunction with the release of financial results for second quarter ended June 30, 2010, Anthera will host a conference call at 5 pm Eastern Time, August 4th, 2010. U.S. and Canadian participants may dial (877) 312-8807; international participants may dial (253) 237-1190. The conference pass code is 90538418. To access the 24-hour audio replay, U.S. and Canadian participants may dial (800) 642-1687; international participants may dial (706) 645-9291. The conference ID for the replay is 90538418. The audio replay will be available until August 11, 2010. This conference call will be webcast live and archived on Anthera’s website until August 4, 2011, www.anthera.com.
About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has one Phase 3 clinical program, A-002, and two Phase 2 clinical programs, A-623 and A-001. A-002 and A-001 inhibit a novel enzyme target known as sPLA2 . Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease (CAD). Anthera’s Phase 2 product candidate, A-623, targets elevated levels of B-lymphocyte stimulator, or (BAFF or BLyS), which has been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus). For more information, please visit www.anthera.com.
Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the anticipated initiation of Anthera’s clinical studies, anticipated duration and expected results of these studies, and the progression of Anthera’s products through future stages of clinical development. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
CONTACT: Juliane Snowden of Burns McClellan, Inc., jsnowden@burnsmc.com or 212.213.0006.

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

OPERATING EXPENSE:
Research and development	$6,438,149	$2,286,415	$11,679,963	$5,201,181
General and administrative	1,509,869	999,331	2,733,979	1,845,574

Total operating expense	7,948,018	3,285,746	14,413,942	7,046,755

LOSS FROM OPERATIONS:	(7,948,018)	(3,285,746)	(14,413,942)	(7,046,755)

OTHER INCOME (EXPENSE):
Interest and other income	11,655	8,591	14,956	21,637
Interest and other expense	—	(58,901)	(4,641,169)	(96,298)

Total other income (expense)	11,655	(50,310)	(4,626,213)	(74,661)

NET LOSS	$(7,936,363)	$(3,336,056)	$(19,040,155)	$(7,121,416)

Net loss per share—basic and diluted	$(0.36)	$(2.23)	$(1.07)	$(4.80)

Weighted-average number of shares used in per share calculation— basic and diluted	22,223,941	1,496,011	17,843,335	1,483,524

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
BALANCE SHEET DATA
(unaudited)

	June 30,	December 31,
	2010	2009
Cash and cash equivalents	$35,787,481	$3,803,384
Short term investments	$15,250,803
Total assets	$52,058,781	$5,888,789
Total notes payable	$—	$13,129,877
Total warrant and derivative liabilities	$—	$406,130
Total current liabilities	$3,230,861	$18,167,645
Deficit accumulated during development stage	$(84,270,107)	$(65,229,952)
Total shareholders’ equity (deficit)	$48,827,920	$(12,278,856)

Common shares outstanding	22,266,055	1,566,199
Preferred shares outstanding	—	8,146,308